EXHIBIT 21
HASBRO, INC. AND SUBSIDIARIES

Subsidiaries of the Registrant (a)

Name Under Which Subsidiary	State or Other Jurisdiction of
Does Business	Incorporation or Organization
---------------------------	-----------------------------
Hasbro International, Inc.	Delaware
Hasbro Latin America Inc.	Delaware
Hasbro Chile LTDA	Chile
Hasbro International Holdings, B.V.	Netherlands
Hasbro do Brasil Ind E Com	Brazil
Hasbro de Mexico S.R.L. de C.V.	Mexico
Hasbro S.A.	Switzerland
Hasbro Holding S.A.	Switzerland
Hasbro Canada Corporation	Nova Scotia
Hasbro Netherlands Holdings, B.V.	Netherlands
Hasbro France S.A.S.	France
Hasbro Deutschland GmbH	Germany
Hasbro Italy S.r.l.	Italy
Hasbro Asia-Pacific Marketing Ltd.	Hong Kong
Hasbro Trading Co. Ltd.	China
Hasbro (Schweiz) AG	Switzerland
Hasbro U.K. Limited	United Kingdom
MB International B.V.	Netherlands
Hasbro B.V.	Netherlands
Hasbro Hellas Industrial & Commercial	Greece
Company S.A.	Greece
Hasbro Iberia, S.L.	Spain
S.A. Hasbro Belgium N.V.	Belgium
Hasbro Oyuncak Sanayi Ve Ticaret A.S.	Turkey
Hasbro Far East LTD	Hong Kong
Hasbro Australia Pty Ltd	Australia
Hasbro Australia Limited	Australia
Hasbro International Trading B.V.	Netherlands
Hasbro European Trading B.V.	Netherlands
Hasbro Czech S.R.O.	Czech Republic
Hasbro Emerging Markets B.V.	Netherlands
Hasbro Korea Ltd.	Korea
Hasbro Peru S.R.L.	Peru
Hasbro Romania SRL	Romania
Hasbro Colombia	Colombia
Hasbro Thailand Ltd.	Thailand
Hasbro Russia LLC	Russia
Hasbro Irish Holdings Designated Activity Co.	Ireland
Boulder Media Limited	Ireland

EXHIBIT 21

Sobral Ltd.	Bermuda
Allspark Animation LLC	Delaware
My Little Pony G5 Productions LLC	Delaware
Hasbro Studios LLC	Delaware
Hasbro Managerial Services, LLC	Rhode Island
Wizards of the Coast LLC	Delaware
Entertainment One Ltd.	Canada

(a) Inactive subsidiaries and subsidiaries with minimal operations have been omitted. Such subsidiaries, if taken as a whole, would not constitute a significant subsidiary.